UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): March 15, 2018

Novo Integrated Sciences, Inc.

(Exact name of registrant as specified in its charter)

Nevada	333-109118	59-3691650
(State or other jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification Number)

11120 NE 2nd Street, Suite 200, Bellevue, WA 98004

(Address of principal executive offices)

(206) 617-9797

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2.)

[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CF$ 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company [  ]

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. [  ]

Item 1.01. Entry into a Material Definitive Agreement.

As previously disclosed by Novo Integrated Sciences, Inc. (the “Company”) in its Current Report on Form 8-K, as filed with the Securities and Exchange Commission on January 2, 2018, on December 26, 2017, the Company entered into a binding letter of intent (the “LOI”) with Brands International Corporation (“Brands”), pursuant to which the Company agreed to acquire 60% of the issued and outstanding shares of Brands in exchange for the arrangement of secured debt financing in the amount of CAD$2,350,000 (approximately $1,873,256 per the Bank of Canada posted exchange rate of 0.7977 on December 29, 2017) arranged or provided by the Company (the “Acquisition”). Upon completion of the Acquisition, the Company will own 60% of Brands’ issued and outstanding shares and Brands will be a partially-owned subsidiary of the Company. In connection with the Acquisition, the Company will enter into a shareholder agreement with Mark Rubinoff and a management agreement with Mark Rubinoff and DJ Rubinoff. In addition, pursuant to the terms of the LOI, the Company agreed to provide Mark Rubinoff with a buyout structure for the remaining 40% of Brands’ shares with a trigger date of 24 months from the closing of the Acquisition.

The parties to the LOI agreed to proceed reasonably and in good faith toward negotiation and execution of a definitive acquisition agreement, and to use their commercially reasonable best efforts to obtain necessary board, stockholder and regulatory approvals and third party consents.

The LOI provided for a termination date of January 30, 2018. On January 30, 2018, the Company and Brands executed a letter agreement (the “Letter Agreement”) that had the effect of amending the LOI to extend the termination date to March 20, 2018. The terms of the LOI otherwise remain in full force and effect.

On March 16, 2018, the Company and Brands executed Amendment #2 to the LOI, as amended (“Amendment #2”), that had the effect of amending the LOI to extend the termination date to April 20, 2018. The terms of the LOI, as amended, otherwise remain in full force and effect.

The foregoing description of Amendment #2 is a summary only and is qualified in its entirety by reference to the full text of such document, filed herewith as Exhibit 10.1 and incorporated herein by reference.

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On March 15, 2018, Michael Gaynor resigned his position as the Company’s Treasurer. Mr. Gaynor will continue to act as the Company’s Secretary and as a member of the Company’s board of directors. Effective March 15, 2018, Emily Mattacchione was appointed as the Company’s Treasurer. Ms. Mattacchione, age 37, has served as Chief Administrative Officer of Novo Healthnet Limited , a wholly owned subsidiary of the Company (“NHL”), since 2007. ALMC-ASAP Holdings, Inc. (“ALMC-ASAP”) owns approximately 59.1% of the Company’s outstanding common stock. ALMC-ASAP’s shares are held by the Mattacchione Family Trust. Ms. Mattacchione and her husband, Robert Mattacchione, are co-trustees of the Mattacchione Family Trust and share voting and depository power over the ALMC-ASAP shares.

At August 31, 2017 and February 28, 2018, the Company had a debenture totaling $2,396,400 and $585,600, respectively, due to ICC Healthnet Canada, Inc. Also, at August 31, 2017 and February 28, 2018, the Company had a debenture totaling $1,597,600 and $390,400 respectively, due to Healthnet Assessment Inc. Each of ICC Healthnet Canada, Inc. and Healthnet Assessment Inc. is owned by Mr. Mattacchione, Ms. Mattacchione’s husband. The conversion rate used for the respective periods August 31, 2017 and February 28, 2018 is $0.7988 and $0.7808.

Item 9.01. Financial Statements and Exhibits.

(d) Exhibits.

Exhibit No.	Description

10.1	Amendment No. 2 to Letter Agreement dated March 16, 2018 between the registrant and Brands International Corporation.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Novo Integrated Sciences, Inc.

Dated: March 16, 2018	By:	/s/ Christopher David
Christopher David
President